Exhibit 99.2

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BESICORP GROUP INC.                             News Release


                                                For Immediate Release


Contact: Steven G. Nachimson, Corporate Counsel 914-336-7700


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Kingston, New York, October 28, 1997 - Besicorp Group Inc. (AMEX Emerging
Companies Marketplace - BGI.EC) reported that Michael F. Zinn has resigned as Chairman of the Board, President, Chief Executive Officer, and member of the Board of Directors, effective November 11, 1997. The Board appointed Michael J. Daley as President, Chief Executive Officer, and Chief Financial Officer, effective November 11, 1997. Mr. Daley currently serves as Besicorp's Vice President, Chief Financial Officer, and Corporate Secretary.

In addition, Steven G. Nachimson, who currently serves as an executive officer of the Company as Corporate Counsel and Assistant Corporate Secretary, has been appointed General Counsel and Corporate Secretary. James E. Curtin, who currently serves as Corporate Controller, has been appointed an executive officer of the Company, as Vice President and Controller. Joseph P. Novarro, who currently serves as Vice President, Project Development, has been appointed an executive officer of the Company, and will retain the same title. All such appointments will be effective November 11, 1997.

The Board also reduced the number of Directors to three effective upon the date of Mr. Zinn's resignation. At that time, the Board of Directors will consist of Gerald Habib, Harold Harris, and Richard Rosen.

Besicorp specializes in the development of independent power projects and energy technologies.

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